CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2000 relating to the financial statements and financial statement schedule of Saks Incorporated and Subsidiaries, which appear in Saks Incorporated=s Annual Report on Form 10-K for the year ended January 29, 2000.

 /s/
PricewaterhouseCoopers, L.P.
Birmingham, Alabama
December 1, 2000